Pain Therapeutics Announces First Quarter 2007 Financial Results

    SOUTH SAN FRANCISCO, Calif., May 2 /PRNewswire-FirstCall/ -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the three months ended March 31, 2007. Net income for the quarter ended March 31, 2007 was $12.6 million, or $0.28 per share, compared to net income of $0.9 million, or $0.02 per share, in the first quarter of 2006.
    Cash, cash equivalents and marketable securities were $210 million at March 31, 2007. Pain Therapeutics continues to expect its cash requirements for operations to be approximately $10 million for 2007, plus amounts related to a previously announced stock buyback plan of up to $20 million of its common stock.
    "We continue to make meaningful progress across the entire pipeline," said Remi Barbier, Pain Therapeutics' president and chief executive officer. "The Remoxy(TM) Phase III pivotal study is now over 80% enrolled. We're recruiting patients with metastatic melanoma for a Phase I safety study in Israel. We're discussing with the National Institute on Drug Abuse whether to test Oxytrex(TM) in drug abusers. Finally, we expect to meet soon with the FDA to discuss our potential new treatment for hemophilia."

    Financial Highlights

     * We have a collaboration with King Pharmaceuticals, Inc. ("King") to develop Remoxy and other abuse-resistant opioid painkillers. Collaboration revenue of $15.5 million reflects reimbursement from King of our development expenses in the three months ended March 31, 2007, as well as $5.7 million of expenses we incurred in 2006 related to the collaboration.
     * On March 29, 2007, we announced a stock buyback plan of up to $20 million of our common stock. As of March 31, 2007 we had purchased $0.8 million of our common stock on the open market. The total number of shares to be purchased and the timing of purchases will be based on several factors, including the price of the common stock, general market conditions, corporate and regulatory requirements and alternate investment opportunities. We intend to hold repurchased shares in treasury. This stock buyback program expires March 2008 and may be discontinued at any time.
     * King gave us an upfront cash payment of $150 million in December 2005. For accounting purposes, we plan to recognize a portion of this cash payment as "program fee revenue" each quarter through mid-2011. Program fee revenue for the first quarter of 2007 was $6.6 million.
     * Research and development expenses for the first quarter of 2007 decreased to $9.9 million from $12.9 million for the first quarter of 2006. The decrease in research and development expenses was primarily due to the decrease in development activities for our abuse-resistant product candidates. Research and development expenses included $0.7 million and $1.0 million of non-cash stock related compensation costs in the first quarters of 2007 and 2006, respectively.
     * General and administrative expenses decreased to $1.8 million from $2.0 million in the first quarter of 2007. The decrease was primarily due to decreases in non-cash stock related compensation costs. General and administrative expenses included $0.5 million and $0.7 million of non-cash stock related compensation costs in the first quarters of 2007 and 2006, respectively.


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     *    We have not provided for income taxes for the first quarter of 2007 because we do not expect to have taxable income for the full year 2007. Our income before income taxes in 2007 includes program fee revenue. For tax purposes, we recognized all of the related program fee revenue in 2006, which is the primary reason for our expectations for no taxable income for 2007.

    About Pain Therapeutics, Inc.
    We develop novel drugs in the areas of pain management and hematology/oncology. We have three investigational drug candidates in clinical programs. Remoxy and PTI-202 are proprietary, abuse-resistant forms of opioid drugs. Oxytrex is a novel, next-generation painkiller that potentially offers less physical dependence than currently marketed opioid painkillers. Our early-stage drugs include a novel radio-labeled monoclonal antibody to treat metastatic melanoma, a deadly form of skin cancer. We are also working on a new treatment for patients with hemophilia, a rare blood disorder. The FDA has not yet evaluated the merits, safety or efficacy of our drug candidates. For more information, please visit our website at http://www.paintrials.com.

    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, including the enrollment in the Remoxy Phase III study, the Company's patient recruitment for its metastatic melanoma Phase I study, the Company's discussions with the National Institute on Drug Abuse, the Company's expected hemophilia meeting with the FDA, the Company's expected cash requirements in 2007, the Company's expectation for no taxable income in 2007, and the potential benefits of the Company's drug candidates. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.


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                             PAIN THERAPEUTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                 Three Months Ended March 31,
                                                      2007           2006
    Revenue
     Program fee revenue                              $6,550         $6,550
     Collaboration revenue                            15,504          8,776
       Total revenue                                  22,054         15,326
    Operating expenses
     Research and development                          9,860         12,854
     General and administrative                        1,838          1,970
       Total operating expenses                       11,698         14,824
       Operating income                               10,356            502
    Interest and other income                          2,280          2,088
    Income before provision for income taxes          12,636          2,590
    Provision for income taxes                            --          1,713
    Net income                                       $12,636           $877

    Earnings per share
     Basic                                             $0.28          $0.02
     Diluted                                           $0.28          $0.02
    Weighted-average shares used in
     computing earnings per share
     Basic                                            44,341         43,995
     Diluted                                          45,591         45,505


                             PAIN THERAPEUTICS, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                                   March 31,    December 31,
                                                     2007          2006(1)
                                                  (Unaudited)
    Assets
    Current assets
     Cash, cash equivalents and marketable
      securities                                    $209,960       $204,400
     Other current assets                                294          2,714
       Total current assets                          210,254        207,114
    Non-current assets
     Property and equipment, net                       1,223          1,267
     Other assets                                        768             75
       Total assets                                 $212,245       $208,456

    Liabilities and stockholders' equity
    Current liabilities
     Accounts payable                                   $840           $985
     Accrued development expense                       4,062          5,777
     Deferred program fee revenue
      - current portion                               26,200         26,200
     Income taxes payable                                 --          2,779
     Other accrued liabilities                         1,921            913


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       Total current liabilities                      33,023         36,654
    Non-current liabilities
     Deferred program fee revenue
      - non-current portion                           87,337         93,887
     Other liabilities                                   760             --
       Total liabilities                             121,120        130,541
    Stockholders' equity
     Common stock                                         44             44
     Additional paid-in-capital                      215,595        214,749
     Accumulated other comprehensive income (loss)       103           (372)
     Accumulated deficit                            (124,617)      (136,506)
       Total stockholders' equity                     91,125         77,915
       Total liabilities and stockholders' equity   $212,245       $208,456

    (1) Derived from audited financial statements.


SOURCE  Pain Therapeutics, Inc.
    -0-                             05/02/2007
    /CONTACT: Christi Waarich, Senior Manager of Investor Relations of Pain Therapeutics, Inc., +1-650-825-3324, cwaarich@paintrials.com; or Carney Noensie (Media) of Burns McClellan, +1-212-213-0006, for Pain Therapeutics, Inc./
    /Web site:  http://www.paintrials.com/
    (PTIE)